UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2021

ASTRO AEROSPACE LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-149000	98-0557091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 W Main Street

Lewisville, TX 75057

 (Address of Principal Executive Offices)

972-221-1199

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On February 17, 2021, the registrant entered into a binding letter of intent to acquire all of the issued and outstanding securities of Horizon Aircraft Inc.

Pursuant to the binding letter of intent, the registrant shall acquire all of the issued and outstanding common shares of Horizon in exchange for 5,000,000 common shares of the registrant.

If, following the Closing, Horizon Aircraft Inc. develops a 1:2 scale test prototype of an eVTOL aircraft that can fly in accordance with mutually agreed upon parameters (a “Working Prototype”), then (X) if the Working Prototype is developed within 12 months following Closing, the registrant shall issue the current shareholders of Horizon an addition 2,000,000 common shares of the registrant or (Y) if the Working Prototype is developed within 18 months following Closing, the registrant shall issue the current shareholders of Horizon an additional 1,500,000 common shares of the registrant.

The registrant will provide Horizon with a minimum of USD$1,500,000 to be used as a first year operating budget and will advance (A) an amount mutually agreed upon by the registrant and Horizon to fund Horizon’s 60 day budget, within one week of the execution of the binding letter of intent; (B) USD$750,000 subtracted by the initial advance outlined in (A) on Closing: and (C) USD $750,000 on the three month anniversary of Closing.

Horizon shareholders will enter into customary lock-up agreements whereby they agree not to sell of dispose of the registrant’s common shares received in the exchange for varying periods of time.  The registrant agrees to include the registrant’s common shares held by E. Brandon Robinson and Seaview Capital in any registration filed by the registrant under applicable Canadian securities laws or U.S. securities laws.

Effective on Closing, the registrant shall have entered in employment agreements with certain key employees of Horizon.  Additionally, the registrant shall appoint one nominee of Horizon to the registrant’s board of directors.

Item 9.01 Financial Statements and Exhibits

Exhibit ___  Binding letter of intent between registrant and shareholders of Horizon Aircraft Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Astro Aerospace Ltd.

By:       /s/ Bruce Bent

Bruce Bent

Chief Executive Officer

Dated: February 25, 2021